Exhibit (a)(2)

AMENDMENT NO. 1 TO TRUST INSTRUMENT

This Amendment No. 1 to Trust Instrument (this “Amendment”), effective as of June 27, 2022, is made with respect to the Trust Instrument, dated as of April 8, 1994 (the “Trust Instrument”), of Matthews International Funds, a Delaware statutory trust (the “Trust”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Trust Instrument.

WITNESSETH THAT:

WHEREAS, the Trustees desire to amend the Trust Instrument to clarify the ability to the Trust to process redemptions for Series that are treated as exchange traded funds (“ETFs”) in the manner provided in the registration statement for those ETFs and as permitted by applicable law; and

WHEREAS, Section 11.8 of the Trust Instrument allows the Trustees, without a shareholder vote, to approve amendments to the Trust Instrument except in circumstances not applicable to this Amendment.

NOW, THEREFORE, the Trust Instrument is hereby amended as specified below:

A.	Section 9.2 is hereby amended and replaced in its entirety with the following text:

Section 9.2 Redemptions.

(a) Except to the extent provided in (b) below, in case any holder of record of Shares of a particular Series desired to dispose of his Shares or any portion thereof, he may deposit at the office of the transfer agent or other authorized agent of that Series a written request or such other form of request as the Trustees may from time to time authorize, requesting that the Series purchase the Shares in accordance with this Section 9.2; and the Shareholder so requesting shall be entitled to require the Series to purchase, and the Series or the Principal Underwriter of the Series shall purchase his said Shares, but only at the Net Asset Value thereof (as described in Section 9.3 of this Article IX) . The Series shall make payment for any such Shares to be redeemed, as aforesaid, in cash or property from the assets of that Series and payment for such Shares shall be made by the Series or the Principal Underwriter of the Series to the Shareholder of record within seven (7) days after the date upon which the request is effective. Upon redemption, Shares shall become Treasury Shares and may be re-issued from time to time.

(b) All Shares of any Series that is treated as an exchange traded fund (referred to as an “ETF Series”) shall be subject to redemption and redeemable in accordance with and pursuant to procedures or methods prescribed or approved by the Trustees. The Trust shall redeem the Shares of any ETF Series or Class thereof at the price determined as hereinafter set forth, at such offices or agencies and in accordance with such conditions, not inconsistent with the 1940 Act, regarding the redemption of Shares as may be described in the applicable Prospectus. Notwithstanding the foregoing, the Trustees may specify conditions, prices, and places of redemption, and may specify binding requirements for the proper form or forms of requests for redemption of any Shares of an ETF Series or Class. In the case of any ETF Series or Class now or hereafter authorized, if so determined by the Trustees, Shares of such an ETF Series or Class shall be redeemable only in aggregations of such number of Shares and at such times as may be determined pursuant to procedures or methods prescribed by or approved by the Trustees from time to time with respect to such ETF Series or Class. The number of Shares comprising an aggregation for purposes of redemption or repurchase shall be referred to herein as a “Creation Unit” and collectively, as “Creation Units.” The Trustees shall have the unrestricted power to alter the number of Shares constituting a Creation Unit by resolutions adopted at any regular or special meeting of the Trustees. Each holder of a Creation Unit aggregation of an ETF Series or Class, upon request to the Trust in accordance with such procedures as may from time to time be in effect, shall be entitled to require the Trust to redeem all or any number of such holder’s Shares standing in the name of such holder on the books of the Trust, but in the case of Shares of any ETF Series or Class as to which have been determined that such Shares be redeemable only in Creation Unit aggregations, only in such Creation Unit aggregations of Shares of such ETF Series or Class as in effect from time to time. To the extent permitted by law, the Trustees may retain the proceeds of any redemption of Shares required by them for payment of amounts due and owing by a Shareholder to the Trust or any ETF Series or Class.

B.	The Trust Instrument will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Trust hereby certifies that the Trustees have approved this Amendment effective on the date first stated above.

MATTHEWS INTERNATIONAL FUNDS
By:	/s/ John P. McGowan
Name: John P. McGowan
Title: Vice President and Secretary

2